UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
__________________

Date of Report (Date of earliest event reported):  July 11, 2011

CHINA INFRASTRUCTURE INVESTMENT CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-34150	88-0484183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room D, 2F, Building 12, Xinxin Huayuan, Jinshui Road,
Zhengzhou, Henan Province
The People’s Republic of China

(Address of principal executive offices)

Registrant's telephone number, including area code:     (001) 86-375-2754377

N/A
 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

Beginning in 2006, the Company provided working capital loans to Tai Ao Expressway Co., Ltd. and Xinyang Expressway Co., Ltd., companies which constructed and operate vehicle expressways in the PRC and are controlled by our Director, Chief Executive Officer and majority shareholder (the “Controlling Party”). On June 29, 2010, the Company entered into renewal agreements with Tai Ao and Xinyang that extended the maturity of these loans to June 29, 2011.  These working capital loans were made based on the assumption that, once connecting toll roads in neighboring provinces were completed and functional, the traffic volume of the Tai Ao and Xinyang Expressways would increase significantly thereby generating sufficient revenues to enable Tai Ao and Xinyang to repay these loans in full. At March 31, 2011, outstanding principal and interest on these related party loans were approximately $83 million and $84 million, respectively.

On July 11, 2011, the Company’s Board of Directors determined that adverse developments occurred with respect to these loans.  This followed a review of the most recent operating performance of Tai Ao and Xinyang and the most recent traffic volume data which shows that the traffic volume on both the Tai Ao and Xinyang Expressways has not significantly increased even though connecting toll roads in the neighboring provinces are now complete and operating. As a result, neither Tai Ao nor Xinyang have been able to generate enough cash flow to pay any principal and interest of these related party loans.

In addition, on September 27, 2009, the Company entered into a letter of intent pursuant to which the Company agreed to acquire at least 51% of Tai Ao, for which the note receivable from Xinyang will be part of the consideration.  The acquisition, however, is subject to the approval of the Reform and Development Commission of the PRC Central Government, which as of the date of this report has not been received and which the Board has determined may not be received.  Furthermore, even if the Company were to receive regulatory approval, it is uncertain that sufficient revenues would be generated to repay the related party loans.

The Controlling Party has offered to transfer another asset of the Controlling Party to the Company in partial repayment for the related party loans.  This asset consists of the Controlling Party’s ownership interest in a commercial, residential real estate and retail shopping mall development project in Zhengzhou, China, where the Company’s headquarters is located. The Board is currently evaluating this proposal and is seeking to engage a valuation expert to evaluate and value the proposed asset.  Regardless, based on the above analysis, the Board believes that the Company is required to write off some or all of the related party loans.  Until the necessary evaluation is completed, however, the Company’s management will be unable to estimate the amount or a range of amounts of the impairment charge.  Management does not believe that the impairment charge will result in future cash expenditures.

The Company will file an amended report on Form 8-K under this Item 2.06 within four business days after it makes a determination of such an estimate or range of estimates.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2011	CHINA INFRASTRUCTURE INVESTMENT CORPORATION

	By:	/s/ Li Xipeng
	Name:	Li Xipeng
Chief Executive Officer, Chairman of the Board